EXHIBIT 10.23

EXECUTIVE EMPLOYMENT AGREEMENT

MEMORANDUM OF AGREEMENT made at Montreal, Quebec, on April 2, 2004.

BY AND BETWEEN:

OPTIMAL ROBOTICS Corp., a corporation constituted pursuant to the Canada Business Corporations Act, with a place of business at 4700 de la Savane, Suite 101, in the City of Montreal, Province of Quebec

                                                                   (hereinafter, the "Corporation");

AND:	MR. MITCHELL GARBER, executive, residing at 5 Granville, in the City of Montreal, Province of Quebec; (hereinafter, the "Executive")
WITH THE INTERVENTION OF:	TERRA PAYMENTS INC., a corporation constituted pursuant to the Canada Business Corporations Act , with a place of business at 2, Alexis-Nihon Place, Suite 700, 3500 de Maisonneuve Blvd. West, in the City of Westmount, Province of Quebec;

                                                                                          (hereinafter, "Terra")

        WHEREAS the Executive is currently employed as President and Chief Executive Officer of Terra;

        WHEREAS the Corporation and Terra entered into a business combination transaction, pursuant to a combination agreement dated January 20, 2004 (hereinafter, the “Combination Agreement”) whereby, on the Effective Date, Terra will become a wholly-owned subsidiary of the Corporation;

        WHEREAS the parties have agreed that the Executive shall become employed by the Corporation as of and from the Effective Date and shall continue in the employ of Terra after the Effective Date;

        WHEREAS the parties consequently desire to enter into this Agreement setting forth the terms and conditions of the employment of the Executive with the Corporation and Terra after the Effective Date and the benefits attaching thereto;

        NOW, THEREFORE, THIS AGREEMENT WITNESSETH THAT, in consideration of the mutual covenants herein contained, the parties agree as follows:

ARTICLE I

INTERPRETATION

1.1	Definitions. Where used herein or in any amendments hereto or in any communication required or permitted to be given hereunder, the following words and phrases shall have the following meanings, respectively, unless the context otherwise requires:

(a)	“Affiliate” shall have the meaning ascribed thereto in the Canada Business Corporations Act, as amended;

(b)

“Agreement” shall mean this Employment Agreement and all instruments supplemental hereto or in amendment or confirmation hereof; “herein”, “hereof”, “hereto”, “hereunder” and similar expressions mean and refer to this Agreement and not to any particular Article, Section, Subsection or other subdivision; “Article”, “Section”, “Subsection” or other subdivision of this Agreement means and refers to the specified Article, Section, Subsection or other subdivision of this Agreement;

(c)	“Base Salary” has the meaning ascribed thereto in Section 4.1;

(d)

“Basic Payments” shall mean an amount equal to the aggregate of (i) earned but unpaid Base Salary, (ii) earned but unpaid bonuses, if any, calculated, in the case of the fiscal year during which termination of employment occurs, on a per diem basis from the first day of such fiscal year to the date of termination, (iii) unpaid business expense reimbursement, (iv) the amount payable for unused vacation days, as provided for in the Corporation’s vacation policy, and (v) the value for income tax purposes of other benefits to which the Executive is entitled;

(e)	“Board” means the board of directors of the Corporation;

(f)

“Business” shall mean the business conducted by Terra on the Effective Date and the business conducted by the Corporation and Terra on the date of the termination of the Executive’s employment. For greater certainty, the business conducted by Terra on the Effective Date is described as the provision of technology and services that businesses require to accept credit card and direct debit payments, including the processing of credit card payments for internet businesses such as licensed online gaming, mail order/telephone order and retail point of sale merchants as well as direct debits online and by phone;

(g)

“Cause” shall mean the occurrence of any one of the following acts or events by or relating to the Executive:

(i)  the habitual neglect or failure to fulfill obligations assigned by the Board or to carry out lawful orders relating to employment hereunder, except to the extent any such assigned obligation or lawful order constitutes Good Reason;

(ii) habitual inability to carry out functions of employment due to alcohol or drug related causes;

(iii)  theft, fraud or embezzlement from the Corporation or Terra or any other material act of dishonesty relating to the Executive’s employment; or

(iv)  conviction of a crime (other than traffic violations and minor misdemeanors);

(h)

“Change of Control” shall mean the occurrence of any of (i) the acquisition by an arm’s length third party, directly or indirectly, by way of take-over bid, merger or other similar procedure, of outstanding shares of the Corporation or Terra representing more than thirty percent (30%) or fifty percent (50%), respectively, of the votes attaching to all outstanding voting shares of the Corporation or Terra; or (ii) the acquisition by an arm’s length third party, directly or indirectly, of all or substantially all of the assets of the Corporation or Terra; or (iii) one-third or more of the members of the Board consisting of persons other than Current Directors (and for these purposes a “Current Director” shall mean any member of the Board elected at or continuing in office after the 2004 annual and special meeting of shareholders of the Corporation, any successor of a Current Director who has been approved by a majority of the Current Directors then on the Board, and any other person who has been approved by a majority of the Current Directors then on the Board);

(i)	“Combination Agreement” means that certain combination agreement between the Corporation and Terra dated January 20, 2004;

(j)

“Confidential Information” shall mean, all information howsoever received by the Executive from or through the Corporation, Terra or any other Affiliate of the Corporation in whatever form (oral, written, machine readable or otherwise) pertaining to the Corporation or Terra, including, without limitation, Intellectual Property Rights, processes, formulas, research, developments, financial information, marketing information, names or lists of customers, prospective customers, suppliers or distributors; provided, however, that the phrase “Confidential Information” shall not include information that:

(i)  is in the public domain, or generally known in the industry in which the Corporation, Terra or its Affiliate operates, without any fault or responsibility of the Executive; or

(ii)  is approved by either of the Co-Chairmen of the Corporation for disclosure by the Executive prior to its actual disclosure;

(k)	“Effective Date” shall have the meaning ascribed thereto in the Combination Agreement;

(l)	“Good Reason” shall mean the occurrence of any one of the following acts or events without the prior written consent of the Executive:

(i) the express or constructive demotion of the Executive including any change in his title, status, position, job function, job responsibilities and/or reporting responsibilities within the Corporation or Terra;

(ii)  the diminishment of the Executive’s authority or responsibility as a senior executive of the Corporation or Terra, a change in the Executive’s duties or in the scope of such duties including the assignment to the Executive of duties and responsibilities which are inconsistent with his status and/or position within the Corporation or Terra;

(iii) a reductionin the Executive's Base Salary or in the level of participation by the Executive in the Cororation bonus Plan for senior executives of the Corporation, unless such reduction is voluntary on part of the Executive;

(iv) a material reduction in the Executive's benefits; or

(v) a material breach by the Corporation of this Agreement which is not remedied after thirty (30) days written notice thereof;

(m)

“Incapacity” shall mean any medical condition whatsoever which leads to the Executive’s absence from his job function for a continuous period of twelve (12) months without the Executive being able to resume functions on a full time basis at the expiration of such period; and unsuccessful attempts to return to work for periods of less than fifteen (15) days shall not interrupt the calculation of such twelve (12) month period;

(n)

“Intellectual Property Rights” shall mean all registered and unregistered intellectual property rights including, without limiting the generality of the foregoing, all intellectual property rights attached to:

(i)	all inventions, patentable or not patentable, trademarks, trade names, copyrights, industrial designs, trade secrets, topographies and all other intellectual property rights; and

(ii)	all domestic and foreign registrations, applications and renewals thereof for registration of intellectual property rights;

(o)

“Person” shall mean an individual, corporation, company, cooperative, partnership, trust, unincorporated association, entity with juridical personality or governmental authority or body; and pronouns which refer to a Person shall have a similarly extended meaning; and

(p)	“Territory” shall mean Canada and the United States of America.
1.2	Preamble. The preamble hereof shall form an integral part of this Agreement.

ARTICLE II

DUTIES

2.1	The Executive shall hold the positions of Executive Vice-President of the Corporation and of President and Chief Executive Officer of Terra.
2.2	The executive shall report to the Board.
2.3	The Executive’s duties and responsibilities shall include, in addition to those inherent to the Executive’s titles and normally pertaining to such titles, those compatible with the Executive’s positions and which the Board may delegate or assign to him from time to time.

ARTICLE III

DURATION

3.1	This Agreement is hereby concluded for an indeterminate period of time.

ARTICLE IV

SALARY

4.1	The Executive shall receive an annual base salary of seven hundred and eighty-eight thousand Canadian dollars (CDN $788,000), subject to annual increases approved by the Compensation Committee of the Board or the independent directors of the Corporation, as the case may be (herein, the “Base Salary”).

4.2	Each time the Corporation increases the base salary of either of its Co-Chairmen, the Base Salary of the Executive shall be increased by such amount, if any, as is required to bring his Base Salary to an amount equal to 80% of the base salary payable to the Co-Chairman of the Corporation who is paid the higher base salary of the two Co-Chairmen by the Corporation, it being agreed, however, that, (a) in each year of his employment, the remuneration of the Executive, that is, Base Salary and bonus will not exceed the remuneration of the Co-Chairman of the Corporation who is paid the higher remuneration of the two Co-Chairmen and (b) the provisions of clause (a) of this Section 4.2 shall be subject and subordinate to the provisions of Section 4.1.

ARTICLE V

BONUS

5.1	The Executive shall be entitled to participate in the bonus plan for senior executives of the Corporation, when approved by the Board. Subject to the provisions of Section 5.2: (a) the Executive shall be paid an annual bonus in respect of each fiscal year during the term of this agreement, in such amount, if any, and at such time(s) as shall be determined pursuant to the Corporation’s bonus plan for senior executives of the Corporation; and (b) until such time as the aforesaid bonus plan is approved by the Board, the Executive’s annual bonus shall be determined at the sole discretion of the Board.

5.2	The Executive’s bonus entitlements shall at all times be not less than eighty percent (80%) of the bonus entitlements of the Co-Chairman of the Corporation who earns the greater bonus.

5.3	The earned bonuses shall be paid within ten (10) days following the approval, by the Board, of the Corporation’s audited annual financial statements. Earned bonuses in respect of the fiscal year of Terra ended March 31, 2004 shall be paid when due.

ARTICLE VI

STOCK OPTIONS

6.1	The Corporation shall no later than the Effective Date grant to the Executive an option to purchase such number of Class “A” shares of the Corporation as shall equal (a) 80% of the number of shares of the Corporation underlying all share purchase options granted to each of the Co-Chairmen of the Corporation after the date of the Combination Agreement, less (b) the number of Class “A” shares of the Corporation to be issued upon the due exercise of all Terra stock purchase options held by the Executive as of the Effective Date, which Terra options are to be assumed by the Corporation in accordance with the Combination Agreement. So long as the Executive is employed by the Corporation or Terra, each time that an option is granted by the Corporation to either of the Co-Chairmen, the Corporation shall contemporaneously grant to the Executive, on the same terms, including as to exercise price, expiration date and vesting schedule, an option to acquire such number of Class “A” shares of the Corporation as shall be equal to 80% of the number of shares underlying the option granted to the Co-Chairman who receives the larger option grant.

6.2	Should the Executive’s employment be terminated by the Corporation without Cause or by the Executive with Good Reason, before the announcement of a transaction or event constituting a Change of Control, or should the Executive’s employment be terminated by the Executive for any reason (whether with or without Good Reason) following the completion of a transaction or event constituting a Change of Control, or should the Executive’s employment be terminated by the Corporation for any reason (whether with or without Cause) following the announcement of a transaction or event constituting a Change of Control , all options to purchase shares of Terra or the Corporation then held by the Executive (collectively, “Options”) shall vest immediately upon the termination of Executive’s employment and , subject to obtaining any required regulatory approvals and further subject to Section 6.3, shall remain exercisable for the remainder of the original term thereof.

6.3	The Corporation shall be required to use its reasonable efforts to obtain within 75 days following the date of any termination of the Executive’s employment referred to in Section 6.2 (the “Termination Date”), any regulatory approvals that are required to permit all Options to remain exercisable for the remainder of the original term thereof notwithstanding such termination of employment; provided, however, that the Corporation shall have no obligation to seek any shareholder approval that might be established by the applicable regulatory authority as a condition precedent to the grant of any such regulatory approval. If for any reason such regulatory approvals are not obtained by such date, the Executive shall (to the extent that he has not already done so), exercise all in-the-money Options on or prior to the 90th day (the “Calculation Date”) after the Termination Date and the Corporation shall pay to the Executive on the day following the Calculation Date, in a lump sum (less any statutory deductions at source), an amount equal to the fair market value of the Options determined as of the Termination Date and as if the Options remained exercisable in full for the remainder of the original term thereof, less the amount of the Gain (as hereinafter defined) realized by the Executive upon his exercise of such in-the-money Options. For the purposes of this Section 6.3, the Gain realized by the Executive upon his exercise of such in-the-money Options shall equal the difference between a) the aggregate exercise price of such in-the-money Options and b) to the extent any of the shares underlying the Options are sold on or prior to the Calculation Date, the proceeds from such sale net of any brokerage commission, and to the extent such shares are not sold by the Calculation Date, the average closing price for the Class “A” shares of Optimal on the principal market or exchange on which such shares are traded, over the five trading days ending on the Calculation Date (and including the Calculation Date, if such market or exchange is open for trading on such date) .

The fair market value of the Options shall be determined by the auditors of the Corporation, at the expense of the Corporation, on or prior to the Calculation Date, by using the Black-Scholes valuation model and such assumptions for use in such model as are reasonable and appropriate in their professional judgment (such fair market value determination hereinafter called the “Determination”). Before making the Determination, the auditors shall give the Executive the opportunity to be heard and to present the opinion of his professional advisors at his expense. A copy of the Determination and the related calculations shall be provided promptly to the Executive and such Determination shall be final and binding upon the parties and not subject to appeal.

ARTICLE VII

BENEFITS AND VACATION

7.1	The Executive shall participate in all benefit programs and/or plans of general application which are presently granted or which, at any time during his employment, may be granted to senior executives of the Corporation or Terra, the whole in accordance with the actual programs or plans that the Corporation or Terra may institute from time to time or as otherwise required under any applicable law.

7.2	All business expenses incurred by the Executive during his employment in connection with the performance of his duties shall be reimbursed by the Corporation upon submission of invoices or other supporting documentation in accordance with company policy.

7.3	The Executive shall be entitled to such number of paid vacation days per fiscal year of the Corporation as shall be in keeping with the vacation policy of the Corporation as it applies to its senior executive officers, to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Corporation and Terra.

7.4	All legal, accounting and other expenses incurred by the Executive to successfully recover any amount or enforce performance of any other obligation due to him by the Corporation or Terra shall be reimbursed by the Corporation within ten (10) days of the presentation of appropriate supporting documents.

ARTICLE VIII

CONFIDENTIALITY

8.1	The Executive hereby agrees not to use, divulge, diffuse, sell, transfer, give, publish, reproduce, circulate, or otherwise distribute to any Person, or otherwise make public, any Confidential Information.

8.2	Any document or work composed, assembled or produced by the Executive or the Corporation or Terra in whatever form (oral, written, machine readable or otherwise), and containing Confidential Information (including, without limitation, all notes, extracts, text or references from which any Confidential Information can be implicitly or otherwise revealed or understood) shall be deemed to be Confidential Information within the meaning of this Agreement and shall be treated as such.

8.3	Confidential Information and all embodiments thereof (including any reproduction) shall remain the sole property of the Corporation or Terra, as applicable, and shall be returned to the Corporation immediately upon request to this effect or immediately after the termination of the Executive’s employment.

8.4	Anything to the contrary herein notwithstanding, disclosure of Confidential Information shall not be precluded if such disclosure is in response to a valid order of a governmental body or is otherwise required by law; provided however that the Executive shall, if reasonably possible, first have given notice thereof to the Corporation and shall have, as reasonably possible:

(a)  fully cooperated in the Corporation’s attempt, if any, to obtain a “protective order” from the appropriate governmental body; or

(b) attempted to classify such documents to prevent access by the public, in accordance with the provisions of any law pertaining to freedom of information.

ARTICLE IX

OBLIGATION OF NON-COMPETITION

9.1	The Executive shall not, during his employment and for a period of two (2) years following the termination of his employment, provided that the Corporation and Terra are not in material default hereunder or under the stock option agreements under which Options are then outstanding (the “Stock Option Agreements”), on his own behalf or on behalf of any Person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any Person, carry on or be employed by, be engaged in or have any financial interest in any business in all or part of the Territory which is in direct competition with the Business.

9.2	The Executive shall not be in default under Section 9.1 by virtue of holding, strictly for portfolio purposes and as a passive Investor, not more than five percent (5%) of the issued and outstanding shares of, or any other interest in, any Person which is listed on any recognized stock exchange

ARTICLE X

OBLIGATION OF NON-SOLICITATION OF EMPLOYEES

10.1	The Executive shall not, during his employment and for a period of two (2) years following the termination of his employment provided that the Corporation and Terra are not in material default hereunder or under the Stock Option Agreements, on his own behalf or on behalf of any Person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any Person, employ, offer employment to or solicit the employment or engagement of or otherwise entice away from the employment of the Corporation, Terra or any other Affiliate of the Corporation, any individual who is employed by the Corporation, Terra or such Affiliate at the time of the termination of the Executive’s employment or who was employed by the Corporation, Terra or such Affiliate in the six (6) month period preceding the termination of the Executive’s employment.

ARTICLE XI

TERMINATION OF EMPLOYMENT

11.1                    The Executive's employment may be terminated in any of the following eventualities:

(a) At any time, for Cause, upon written notice from the Corporation to the Executive;

(b) Upon the death or the Incapacity of the Executive;

                   (c) Upon sixty (60) days written notice from the Executive to the Corporation, specifying the intention of the Executive to resign (except if Good Reason exists, in which event the Executive may terminate his employment at any time by written notice to the Corporation); or

(e) At any time, by the Corporation, without Cause, upon written notice from the Corporation to the Executive.

11.2	No purported termination of employment by the Corporation shall be valid or effective unless it has been approved at a meeting of the Board duly called and held, and approved by a vote of two-thirds of the directors then in office and qualified to vote thereon (rounded up to the next whole number of directors), and a certified copy of which shall accompany the Corporation’s written notice of termination of the Executive’s employment.

ARTICLE XII

PAYMENTS UPON TERMINATION OF EMPLOYMENT

12.1	Should the Executive’s employment be terminated prior to the announcement of a transaction or event constituting a Change of Control a) by the Corporation for Cause or upon the death or the Incapacity of the Executive, or b) upon the Executive’s resignation without Good Reason, the Corporation shall pay to the Executive within ten (10) days following the termination of his employment, in one lump sum (less statutory deductions at source), the Basic Payments except for bonuses forming part of the Basic Payments which shall be paid in accordance with Section 5.3 of this Agreement. The Executive shall not be entitled to receive any pay in lieu of notice, severance pay or any indemnity whatsoever, other than the Basic Payments.

12.2	Should the Executive’s employment be terminated prior to the announcement of a transaction or event constituting a Change of Control a) by the Corporation without Cause, or b) by the Executive for Good Reason, the Corporation shall pay to the Executive (A) the Basic Payments, and (B) an amount (the “Termination Payment”) equal to two (2) times the highest annual Base Salary paid or payable to the Executive during his employment hereunder (hereinafter, the “Highest Base Salary”) plus two (2) times the highest aggregate bonuses paid or payable to him in respect of any year of his employment hereunder (hereinafter, the “Highest Aggregate Bonuses”), each payable in one lump sum (less statutory deductions at source) within ten (10) days following the termination of his employment, except for bonuses forming part of the Basic Payments which shall be paid in accordance with Section 5.3 of this Agreement.

In the event that the termination of the Executive’s employment by the Corporation without Cause or by the Executive for Good Reason occurs in the first twelve (12) months of the Executive’s employment, the highest aggregate bonuses paid or payable to the Executive shall be deemed to be a) the greater of the bonus earned by the Executive pursuant to Terra’s bonus plan in the fiscal year ending March 31, 2004 or the Executive’s target bonus under Terra’s bonus plan for the fiscal year ending March 31, 2005; plus b) the greater of the bonus earned by the Executive under the Corporation’s bonus plan for the fiscal year ending on December 31, 2004 or the Executive’s target bonus under the Corporation’s bonus plan for year 2004, and such sum shall be multiplied by two (2). Such amount shall be payable contemporaneously with the Basic Payments (notwithstanding the exception set forth at the end of the immediately preceding paragraph).

12.3	Should the Executive’s employment be terminated by the Corporation for any reason (whether with or without Cause) following the announcement of a transaction or event constituting a Change of Control or by the Executive (whether with or without Good Reason) following the completion of a transaction or event constituting a Change of Control, the Corporation shall pay to the Executive the Basic Payments and the Termination Payment, in each case as described, and payable on the dates set forth in Section 12.2.

12.4	The Executive recognizes and accepts that the Corporation shall not, in any case, be responsible for any additional amount, indemnity in lieu of notice, severance pay or other damages arising from the termination of his employment, except for those specifically provided for herein.

ARTICLE XIII

MISCELLANEOUS

13.1	Payments and Withholdings. All Base Salary and bonus, if any, payable hereunder shall be paid in accordance with the Corporation’s general payroll practice and all amounts paid to the Executive hereunder shall be paid net of any amounts to be withheld as required by applicable law.

13.2	Headings. The headings in this Agreement are inserted for convenience of reference only and shall not affect the interpretation hereof.
13.3	Severability. Any Article, Section, Subsection or other subdivision of this Agreement or any other provision of this Agreement which is, or becomes, illegal, invalid or unenforceable shall be severed herefrom and shall be ineffective to the extent of such illegality, invalidity or unenforceability and shall not affect or impair the remaining provisions hereof, which provisions shall (a) be severed from any illegal, invalid or unenforceable Article, Section, Subsection or other subdivision of this Agreement or any other provision of this Agreement; and (b) otherwise remain in full force and effect.

13.4	Amendments. No amendment shall be binding unless expressly provided in an instrument duly executed by the parties.

13.5	Waiver. No waiver, whether by conduct or otherwise, of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provisions (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided in an instrument duly executed by the parties to be bound thereby.

13.6	Effective Date. This Agreement shall not become effective unless and until the Effective Date occurs. On the Effective Date, this Agreement shall be in full force and effect without any action required of any party hereto and shall supersede and replace any employment agreement entered into by Terra and the Executive prior to the signature of this Agreement. If the Combination Agreement is terminated in accordance with the applicable provisions thereof, this Agreement shall automatically be null and void.

13.7	Notices. Any notice given pursuant hereto shall be in writing and shall be sufficiently given if delivered (whether in person, by courier service or other personal method of delivery), or if transmitted by facsimile:

(a) If to the Corporation: c/o 7350 TransCanada Highway Montreal, Quebec H4T 1A3 Attention: Co-Chairman Telecopy No.: (514) 738-8355
(b) If to the Executive, at his address first hereinabove set forth.

13.8	Governing Law. This Agreement shall be governed by and interpreted and construed in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein.

13.9	Language. The parties hereto acknowledge that they have requested and are satisfied that this Agreement and all related documents be drawn up in the English language. Les parties aux presentes reconnaissent avoir requis que la presente entente et les documents qui y sont relatifs soient rediges en anglais.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto on the date and at the place first above-mentioned.

OPTIMAL ROBOTICS CORP.
Per: /s/ Holden L. Ostrin
Per: /s/ Neil S. Wechsler
MITCHELL A. GARBER
/s/ Mitchell A. Garber
Terra Payments Inc. hereby intervenes in the present Agreement and declares that it is solidarily responsible with the Corporation for the performance of the Corporation's obligations which are set forth in the present Agreement.

TERRA PAYMENTS INC.
Per: /s/ David Schwartz
Per: /s/ Doug Lewin